--------------------------
                                                        OMB APPROVAL
                                                 --------------------------
                                                 OMB Number:      3235-0362
                                                 Expires:September 30, 1998
                                                 Estimated average burden
                                                 hours per response ....1.0


                                FORM 5

           UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                        WASHINGTON, D.C. 20549

          ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

                Filed pursuant to Section 16(a) of the
        Securities Exchange Act of 1934, Section 17(a) of the
            Public Utility Holding Company Act of 1935 or
         Section 30(f) of the Investment Company Act of 1940




[ ] Check box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).
[ ]  Form 3 Holdings Reported
[X]  Form 4 Transactions Reported




===================================================================
1. Name and Address of Reporting Person*

Ciba Specialty Chemicals Holding Inc.
-------------------------------------------------------------------
   (Last)                (First)                       (Middle)

Klybeckstrasse 141
-------------------------------------------------------------------
                         (Street)

CH-4002
-------------------------------------------------------------------
   (City)                (State)                        (Zip)

Switzerland
===================================================================
2.  Issuer Name and Ticker or Trading Symbol

3D Systems Corporation/TDSC
======================================================================
3.  IRS or Social Security Number of Reporting Person (Voluntary)


======================================================================
4.  Statement for Month/Year

1997
======================================================================
5.  If Amendment, Date of Original (Month/Year)


======================================================================
6.  Relationship of Reporting Person(s) to Issuer
    (Check all applicable)

    [   ]  Director                        [X ] 10% Owner
    [   ]  Officer (give title below)      [  ] Other (specify below)

     -----------------------------------------------------------
======================================================================
7.  Individual or Joint/Group Reporting
    (Check applicable box)

    [   ]  Form Filed by One Reporting Person
    [ X ]  Form Filed by More than One Reporting Person

======================================================================

     Table 1 -- Non-Derivative Securities Acquired, Disposed of,
                        or Beneficially Owned
======================================================================

                                              4.
                                              Securities                     5.
                                              Acquired                       Amount of
                                              (A) or                         Securities           6.                7.
                                              Disposed of (D)                Beneficially         Ownership         Nature of
1.             2.             3.              (Instr. 3, 4 and 5)            Owned at             Form:             Indirect
Title of       Transaction    Transaction     --------------------------     end of Issuer's      Direct (D)        Beneficial
Security       Date           Code                        (A) or             Fiscal Year          or Indirect (I)   Ownership
(Instr. 3)     (mm/dd/yy)     (Instr. 8)      Amount      (D)      Price     (Instr. 3 and 4)     (Instr. 4)        (Instr. 4)
----------------------------------------------------------------------------------------------------------------------------------

Common Stock   3/13/97        J+              1,725,366   A        N.A.      1,725,366            I                 Through CSCC
----------------------------------------------------------------------------------------------------------------------------------

Common Stock   6/26/95        S4++            1,500,000   D        $16.75    1,725,366            I                 Through CSCC
----------------------------------------------------------------------------------------------------------------------------------


----------------------------------------------------------------------------------------------------------------------------------


----------------------------------------------------------------------------------------------------------------------------------


----------------------------------------------------------------------------------------------------------------------------------


----------------------------------------------------------------------------------------------------------------------------------

==================================================================================================================================

* If the form is filed by more than one reporting person, see Instruction 4(b)(v)

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
    (e.g., puts, calls, warrants, options, convertible securities)

=====================================================================

                                                                                                     9.
                                           5.                                                        Number      10.
          2.                               Number                          7.                        of          Owner-     11.
          Conver-                          of Deriva-      6.              Title           8.        Deriva-     ship of    Nature
1.        sion                             tive            Date            and             Price     tive Se-    Deriva-    of
Title     or                               Securities      Exercis-        Amount          of        curities    tive Se-   Indi-
of        Exer-      3.                    Acquired        able and        of              De-       Bene-       curity:    rect
Deriva-   cise       Trans-     4.         (A) or          Expira-         Under-          riva-     ficially    Direct     Bene-
tive      Price      action     Trans-     Disposed        tion            lying           tive      Owned       (D) or     ficial
Secu-     of         Date       action     of (D)          Date            Securi-         Secu-     at End      Indirect   Owner-
rity      Deriva-    (Month/    Code       (Instr. 3,      (Month/         ties            rity      of Year     (I)        ship
(Instr.   tive       Day/       (Instr.    4 and           Day/           (Instr.          (Instr.   (Instr.     (Instr.    (Instr.
3)        Security   Year)      4)         5)              Year)          3 and 4          4)        4)          4)         4)
----------------------------------------------------------------------------------------------------------------------------------
                                                                                  Amount
                                                                                  or
                                                         Date     Expira-         Number
                                                         Exer-    tion            of
                                           (A)  (D)      cisable  Date    Title   Shares
----------------------------------------------------------------------------------------------------------------------------------


----------------------------------------------------------------------------------------------------------------------------------


----------------------------------------------------------------------------------------------------------------------------------


----------------------------------------------------------------------------------------------------------------------------------


----------------------------------------------------------------------------------------------------------------------------------


----------------------------------------------------------------------------------------------------------------------------------


----------------------------------------------------------------------------------------------------------------------------------

===================================================================================================================================

Explanation of Responses:

**   INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACTS CONSTITUTE
     FEDERAL CRIMINAL VIOLATIONS.

     SEE 18 U.S.C. 1001 AND U.S.C. 78FF(A).

NOTE: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

Ciba Specialty Chemicals Holding Inc.

by:

/s/ Peter Rupprecht
/s/ Max Dettwiler                                         2/17/98
-----------------------------------               -------------------------
 **Signature of Reporting Person                            Date


Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB number.

                           Additional Reporting Person


Additional Reporting  Person:  Ciba Specialty Chemicals Canada Inc. (a wholly owned subsidiary of Ciba Specialty Chemicals
                               Holding Inc.)

Address:                       7030 Century Avenue; Mississauga, Ontario,
                               Canada L5N 2V8

Designated Filer:              Ciba Specialty Chemicals Holding Inc.

Issuer & Ticker Symbol:        3D Systems Corporation/TDSC

Statement for Month/Year:      1997


               Ciba Specialty Chemicals Canada Inc.

                by:
                   /s/ John Lynch                           2/17/98
               ------------------------------------    ----------------------
               Signature of Reporting Person                    Date